UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 1, 2007

Arrowhead Research Corporation

(Exact name of registrant as specified in its charter)

0-21898

(Commission File Number)

Delaware	46-0408024
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

201 South Lake Avenue, Suite 703, Pasadena California 91101-3074

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (626) 304-3400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e). Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Effective January 1, 2007, Mr. Edward Jacobs was appointed Chief Executive Officer and President of Insert Therapeutics, Inc., (“Insert”) a majority-owned subsidiary of Arrowhead Research Corporation (the “Company”). From 1999 until December 31, 2006, Mr. Jacobs held various positions at SuperGen, Inc. (NASDAQ: SUPG), a company that acquires, develops and commercializes products intended to treat life-threatening diseases, particularly cancer and blood cell disorders, most recently as its Chief Operating Officer.

Mr. Jacobs will be paid a weekly salary of $6,346 (equating to $330,000 annually), payable in accordance with Insert’s normal payroll practices. Mr. Jacobs will receive a one-time “Special Projects” bonus of $100,000 payable upon the closing or effective date of an initial public offering of Insert’s stock or a sale of Insert or a sale of substantially all of its assets. Mr. Jacobs will be paid a signing bonus of $35,000 at the time of his first regular salary payment and will receive reimbursements for actual expenses up to an aggregate of $101,000 for temporary housing, relocation moving and storage expenses as well as commuting expenses over the next 15 months.

The Board of Directors of Insert granted Mr. Jacobs an option to purchase 1,000,000 shares of the common stock of Insert, issued January 1, 2007, with 166,667 shares vesting on July 1, 2007 and the remainder in 40 equal monthly installments. Before joining Insert as its President, Mr. Jacobs became a consultant to Insert in October 2006. Based on his retention as a consultant, on October 31 2006, the Board of Directors of the Company granted Mr. Jacobs an option to purchase 50,000 shares of the Company’s common stock at $5.24 with 8,333 shares vesting on July 1, 2007 and the remainder vesting in 40 equal installments. Mr. Jacobs options in Insert and the Company vest on a similar schedule as other employee and consultant option holders of Insert and the Company.

Mr. Jacobs replaces Mr. John Petrovich, who previously served as President and Chief Operating Officer of Insert. Mr. Petrovich continues as Chief Executive Officer and President of Calando Pharmaceuticals, Inc., another majority-owned subsidiary of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: January 5, 2006

ARROWHEAD RESEARCH CORPORATION

By:	/s/ Joseph T. Kingsley
Joseph T. Kingsley,
Interim President and Chief Financial Officer